Exhibit 99.1

Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2020 Financial Results

NORTHLAKE, Texas, September 10, 2020 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today reported financial results for its fourth quarter and fiscal year ended June 30, 2020.

Fourth Quarter Fiscal 2020 Highlights:

•
Volume of green coffee processed and sold decreased by 7.7 million pounds to 19.7 million pounds, a 28.0% decrease compared to the prior year period ended June 30, 2019, partially due to the impact of the COVID-19 pandemic (“COVID-19”) discussed below;

•	Green coffee pounds processed and sold through our DSD network were 5.4 million, or 27.5% of total green coffee pounds processed and sold; and

•	Direct ship customers represented 14.3 million, or 72.5%, of total green coffee pounds processed and sold.

•	Net sales were $81.1 million, a decrease of $61.0 million, or 42.9%, from the prior year period;

•	Gross margin decreased to 19.2% from 26.6% in the prior year period;

•	Operating expenses decreased to $29.1 million from $44.7 million in the prior year period, an increase as a percentage of sales to 35.9% from 31.5% in the prior year period;

•	Net loss was $9.7 million compared to net loss of $8.8 million in the prior year period;

•	Adjusted EBITDA was $0.7 million compared to $3.9 million in the prior year period;* and

•	As of June 30, 2020, the total debt outstanding was $122.0 million and cash and cash equivalents was $60.0 million compared to $92.0 million and $7.0 million, respectively, in the prior year period.

Fiscal 2020 Highlights:

•
Volume of green coffee processed and sold decreased by 7.4 million pounds to 100.7 million pounds, a 6.8% decrease over the prior year ended June 30, 2019, partially due to the impact of the COVID-19 pandemic discussed below;

•	Green coffee pounds processed and sold through our DSD network were 31.0 million, or 30.8% of total green coffee pounds processed and sold; and

•	Direct ship customers represented 69.7 million, or 69.2%, of total green coffee pounds processed and sold

•	Net sales were $501.3 million, a decrease of $94.6 million, or 15.9%, from the prior year;

•	Gross margin decreased to 27.6% from 30.1% in the prior year;

•
Operating expenses decreased to $181.1 million from $193.8 million in the prior year period, and as percentage of sales, inclusive of a $42.0 million intangible asset impairment charge, increased to 36.1% from 32.5% in the prior year;

•	Net loss was $37.1 million compared to net loss of $73.6 million in the prior year; and

•	Adjusted EBITDA was $18.7 million compared to $31.9 million in the prior year.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

Deverl Maserang, President and CEO said, “I’m proud of the way Farmer Brothers has continued to make good progress in executing our turnaround strategy during the fourth quarter, despite the challenges associated with the COVID-19 environment. We continued to focus on three priorities including: protecting the health and safety of our employees and customers; preserving liquidity and supporting the long-term sustainability of our business; and pivoting our business to accelerate certain operating initiatives. We successfully exceeded our previously announced targeted expense savings of approximately $6.5 million per month during the quarter and we have continued to actively manage costs as areas of the business partially return to pre-pandemic sales levels. Further, our recently announced credit facility amendment provides us with increased flexibility to proactively manage our liquidity and working capital - supporting continued execution of key strategic initiatives through what remains an uncertain business environment - while maintaining compliance with our debt financial covenants. Moving forward, we continue to take steps to enhance our operational and financial strength and ensure our long-term sustainability, while focusing on executing on our key strategic initiatives.”

Fourth Quarter and Fiscal 2020 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three months and fiscal years ended June 30, 2020 and 2019 (unaudited).

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2020	2019	2020	2019
(In thousands, except per share data)
Income statement data:
Net sales	$81,083	$142,050	$501,320	$595,942
Gross margin	19.2%	26.6%	27.6%	30.1%
Loss from operations	$(13,595)	$(7,024)	$(43,002)	$(14,702)
Net loss	$(9,718)	$(8,760)	$(37,087)	$(73,595)
Net loss available to common stockholders per common share—diluted	$(0.57)	$(0.52)	$(2.19)	$(4.36)

Operating data:
Coffee pounds	19,706	27,379	100,700	108,098
EBITDA (1)	$184	$1,508	$(1,796)	$3,617
EBITDA Margin (1)	0.2%	1.1%	(0.4)%	0.6%
Adjusted EBITDA (1)	$713	$3,937	$18,742	$31,882
Adjusted EBITDA Margin (1)	0.9%	2.8%	3.7%	5.3%

Other data:
Capital expenditures related to maintenance	$1,223	$4,087	$11,845	$21,088
Total capital expenditures	$4,446	$4,366	$17,560	$34,759
Depreciation and amortization expense	$7,352	$7,835	$29,896	$31,065

(1) EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Net sales in the fourth quarter of fiscal 2020 were $81.1 million, a decrease of $61.0 million, or 42.9%, from the prior year period. The decrease in net sales was driven primarily by lower sales of coffee, beverage and allied products sold through our DSD network due to COVID-19, as well as the sale of our office coffee business in July 2019, and net customer attrition. At the height of COVID-19 in April 2020, DSD sales declined 65% to 70% from the pre–COVID weekly average sales. However, due to several management initiatives, lifting of some government restrictions, and reopening of some of our customers’ businesses, our DSD revenues have improved throughout the quarter to approximately a 45% decline from pre-COVID-19 levels by June 30, 2020, and remained at these levels through the end of August 2020. The largest DSD sales declines were from restaurants, hotels and casino channels, while demand from healthcare and C-stores channels were impacted less. Our direct ship sales declined 18.5% compared to the prior year period due to lower coffee volume related to COVID-19, and the impact of coffee prices for our cost plus customers, partially offset by improved volume from our retail business, products sold to key grocery stores under their private labels, and third party e-commerce platforms.

Gross profit in the fourth quarter of fiscal 2020 was $15.5 million, a decrease of $22.2 million, or 58.8% from the prior year period and gross margin decreased to 19.2% from 26.6%. The decrease in gross profit was primarily driven by lower net sales of $61.0 million partially offset by lower cost of goods sold. The decrease in gross margin was impacted by COVID-19 and the unfavorable impact it had on our customer mix, partially offset by lower reserves for slow moving inventories, lower freight costs, lower coffee brewing equipment costs, and improved production variances resulting from the various costs savings initiatives implemented.

As previously announced, we successfully implemented several cost saving initiatives with targeted expense savings of approximately $6.5 million per month. This goal was exceeded during the fourth fiscal quarter which mitigated the COVID-19 impact on gross profit and reduced operating expenses. We continue to actively manage costs as areas of the business partially return to pre-COVID-19 sales levels.

Operating expenses in the fourth quarter of fiscal 2020 decreased $15.6 million, or 34.9%, to $29.1 million, from $44.7 million, and as a percentage of net sales increased to 35.9% compared to 31.5% of net sales, in the prior year period. The decrease in operating expenses was primarily due to a $7.2 million decrease in general and administrative expenses, and a $7.1 million decrease in selling expenses which includes a portion of the aforementioned cost savings initiatives. The decrease in general and administrative expenses was associated primarily with reductions in third party costs and lower headcount, partially offset by COVID-19 related severance costs. The decrease in selling expenses was primarily driven by lower headcount, lower DSD fleet costs, less sales commissions, lower travel expenses and other savings realized from our initiatives.

Interest expense in the fourth quarter of fiscal 2020 decreased $0.2 million to $2.6 million as compared to $2.8 million in the prior year period principally due to lower pension related interest expense, partially offset by higher interest expense on higher outstanding borrowings on our revolving credit facility. In April 2020, we borrowed an additional $42.0 million from the revolving credit facility as a precautionary measure to increase our cash position, and preserve financial flexibility. We repaid a total of $50.0 million of the borrowings in July 2020 in connection with the amendment discussed above.

Other, net in the fourth quarter of fiscal 2020 increased by $5.4 million to $7.5 million in the quarter compared to $2.1 million in the prior year period primarily due to higher amortized gains on our postretirement medical benefit plan, partially offset by mark-to-market net losses on coffee-related derivative instruments not designated as accounting hedges.

Income tax expense was $1.0 million in each of the fourth quarter of fiscal 2020 and prior year period. The tax expense in the fourth quarter of fiscal 2020 was primarily due to changes in accumulated other comprehensive income, while the prior year period was driven by state income tax expense.

As a result of the foregoing factors, net loss was $9.7 million in the fourth quarter of fiscal 2020 as compared to net loss of $8.8 million in the prior year period. Net loss available to common stockholders was $9.9 million, or $0.57 per common share, in the fourth quarter of fiscal 2020, compared to net loss available to common stockholders of $8.9 million, or $0.52 per common share, in the prior year period.

Our capital expenditures for the fiscal year ended June 30, 2020 were $17.6 million, representing lower maintenance capital spend of $11.8 million, a 49.5% reduction compared to the prior year period. These spending reductions were driven by several key initiatives put in place, including a focus on refurbished CBE equipment to drive cost savings, and reductions across some capital categories due to additional cost controls put in place due to COVID-19.
As of June 30, 2020, the outstanding debt on our revolver was $122.0 million, an increase of $30.0 million since June 30, 2019. However, our cash increased by $53.0 million to $60.0 million as of June 30, 2020, compared to $7.0 million as of June 30, 2019. We continue to focus on prudent working capital management, and the liquidity improvements resulting from these actions will provide additional financial and operational flexibility during and after COVID-19.

Subsequent to the end of the fiscal fourth quarter ended June 30, 2020, in July 2020, we amended our existing senior secured revolving credit facility. As of September 1, 2020, the Company’s total debt was $66.8 million and the Company had cash on hand of $8.2 million and $31.8 million of availability on its amended credit facility.
Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Non-GAAP Financial Measures section on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

Adjusted EBITDA was $0.7 million in the fourth quarter of fiscal 2020, as compared to $3.9 million in the prior year period, and Adjusted EBITDA Margin was 0.9% in the fourth quarter of fiscal 2020, as compared to 2.8% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of $501.3 million in fiscal 2020 and has approximately 1,210 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Deverl Maserang, Chief Executive Officer, and Scott Drake, Chief Financial Officer, will host an audio-only investor conference call today, September 10, 2020, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2020. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/mmc/p/ugsarwnu and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 5273545.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”).Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, duration of the COVID-19 pandemic’s disruption to the Company’s business and customers, levels of consumer confidence in national and local economic business conditions, the duration and magnitude of the pandemic’s impact on unemployment rates, the success of the Company’s strategy to recover from the effects of the pandemic, the success of the Company's turnaround strategy, the five key initiatives, the impact of capital improvement projects, the adequacy and availability of capital resources to fund the Company’s existing and planned business operations and the Company’s capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of our large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the success of the Company’s adaptation to technology and new commerce channels, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price and interest rate risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, our continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this report and other factors described from time to time in our filings with the SEC. The results of operations for the fourth quarter and fiscal year ended June 30, 2020 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Year Ended June 30,			Three Months Ended June 30,
	2020	2019	2018	2020	2019
Net sales	$501,320	$595,942	$606,544	$81,083	$142,050
Cost of goods sold	363,198	416,840	399,155	65,536	104,327
Gross profit	138,122	179,102	207,389	15,547	37,723
Selling expenses	121,762	139,647	153,391	21,274	28,324
General and administrative expenses	42,569	48,959	49,429	9,730	16,896
Restructuring and other transition expenses	—	4,733	662	—	33
Net (gains) losses from sales of assets	(25,237)	465	(966)	(1,862)	(506)
Impairment of goodwill and intangible assets	42,030	—	3,820	—	—
Operating expenses	181,124	193,804	206,336	29,142	44,747
(Loss) income from operations	(43,002)	(14,702)	1,053	(13,595)	(7,024)
Other (expense) income:
Dividend income	—	—	12	—	—
Interest income	—	—	2	—	—
Interest expense	(10,483)	(12,000)	(9,757)	(2,598)	(2,835)
Postretirement benefits curtailment gains and pension settlement (charge)	5,760	(10,948)	—	—	—
Other, net	10,443	4,166	7,722	7,502	2,061
Total other income (expense)	5,720	(18,782)	(2,021)	4,904	(774)
Loss before taxes	(37,282)	(33,484)	(968)	(8,691)	(7,798)
Income tax (benefit) expense	(195)	40,111	17,312	1,027	962
Net loss	$(37,087)	$(73,595)	$(18,280)	$(9,718)	$(8,760)
Less: Cumulative preferred dividends, undeclared and unpaid	554	535	389	140	135
Net loss available to common stockholders	$(37,641)	$(74,130)	$(18,669)	$(9,858)	$(8,895)
Net loss available to common stockholders per common share—basic	$(2.19)	$(4.36)	$(1.11)	$(0.57)	$(0.52)
Net loss available to common stockholders per common share—diluted	$(2.19)	$(4.36)	$(1.11)	$(0.57)	$(0.52)
Weighted average common shares outstanding—basic	17,205,849	16,996,354	16,815,020	17,339,939	17,038,829
Weighted average common shares outstanding—diluted	17,205,849	16,996,354	16,815,020	17,339,939	17,038,829

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$60,013	$6,983
Accounts receivable, net of allowance for doubtful accounts of $1,796 and $1,324, respectively	40,882	55,155
Inventories	67,408	87,910
Income tax receivable	831	1,191
Short-term derivative assets	165	1,865
Prepaid expenses	7,414	6,804
Total current assets	176,713	159,908
Property, plant and equipment, net	165,633	189,458
Goodwill	—	36,224
Intangible assets, net	20,662	28,878
Other assets	8,564	9,468
Long-term derivative assets	10	674
Right-of-use operating lease assets	21,117	—
Total assets	$392,699	$424,610
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	36,987	72,771
Accrued payroll expenses	9,394	14,518
Operating leases liabilities - current	5,854	—
Short-term derivative liabilities	5,255	1,474
Other current liabilities	6,802	7,309
Total current liabilities	64,292	96,072
Long-term borrowings under revolving credit facility	122,000	92,000
Accrued pension liabilities	58,772	47,216
Accrued postretirement benefits	9,993	23,024
Accrued workers’ compensation liabilities	4,569	4,747
Operating lease liabilities - noncurrent	15,628	—
Other long-term liabilities	5,532	4,057
Total liabilities	$280,786	$267,116
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 shares issued and outstanding as of June 30, 2020 and 2019, respectively; liquidation preference of $16,178 and $15,624 as of June 30, 2020 and 2019, respectively	15	15
Common stock, $1.00 par value, 25,000,000 shares authorized; 17,347,774 and 17,042,132 shares issued and outstanding at June 30, 2020 and 2019, respectively	17,348	17,042
Additional paid-in capital	62,043	57,912
Retained earnings	108,536	146,177
Accumulated other comprehensive loss	(76,029)	(63,652)
Total stockholders’ equity	$111,913	$157,494
Total liabilities and stockholders’ equity	$392,699	$424,610

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Year Ended June 30,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(37,087)	$(73,595)	$(18,280)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	29,896	31,065	30,464
Provision for doubtful accounts	1,379	1,363	137
Impairment of goodwill and intangible assets	42,030	—	3,820
Change in estimated fair value of contingent earnout consideration	—	—	(500)
Restructuring and other transition expenses, net of payments	—	1,172	(1,185)
Deferred income taxes	(300)	41,654	17,155
Postretirement benefits and pension settlement cost	(5,760)	10,948	—
Net (gains) losses from sales of assets	(25,237)	466	(995)
ESOP and share-based compensation expense	4,309	3,674	3,822
Net losses on derivative instruments and investments	9,818	9,196	1,982
Change in operating assets and liabilities:
Accounts receivable	12,893	2,757	(4,628)
Inventories	19,530	16,192	(15,513)
Derivative (liabilities) assets, net	(1,082)	(18,901)	(7,782)
Other assets	990	114	1,073
Accounts payable	(35,784)	16,546	3,864
Accrued expenses and other	(14,140)	(7,201)	(4,579)
Net cash provided by operating activities	$1,455	$35,450	$8,855
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	$—	$—	$(39,608)
Purchases of property, plant and equipment	(17,560)	(34,760)	(35,443)
Purchases of assets for construction of New Facility	—	—	(1,577)
Proceeds from sales of property, plant and equipment	39,477	2,399	1,988
Net cash provided (used) in investing activities	$21,917	$(32,361)	$(74,640)
Cash flows from financing activities:
Proceeds from revolving credit facility	$90,000	$50,642	$85,315
Repayments on revolving credit facility	(60,000)	(48,429)	(23,149)
Payments of finance lease obligations	(53)	(215)	(947)
Payment of financing costs	(418)	(1,049)	(579)
Proceeds from stock option exercises	129	507	1,342
Net cash provided by financing activities	$29,658	$1,456	$61,982
Net increase (decrease) in cash and cash equivalents	$53,030	$4,545	$(3,803)
Cash and cash equivalents at beginning of year	6,983	2,438	6,241
Cash and cash equivalents at end of year	$60,013	$6,983	$2,438

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) - (continued)
(In thousands)
	Year Ended June 30,
	2020	2019	2018
Supplemental disclosure of cash flow information:
Cash paid for interest	$4,426	$5,512	$3,177
Cash paid for income taxes	$21	$107	$144
Supplemental disclosure of non-cash investing and financing activities:
Non-cash additions to property, plant and equipment	$446	$2,619	$2,814
Non-cash portion of earnout receivable recognized—Spice Assets sale	$—	$—	$298
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$—	$400	$—
Non-cash receivable from West Coast Coffee—post-closing final working capital adjustment	$—	$—	$218
Non-cash Issuance of 401-K shares of Common Stock	$266	$37	$—
Non-cash consideration given-Issuance of Series A Preferred Stock	$—	$—	$11,756
Non-cash post-closing working capital adjustment—Boyd Coffee acquisition	$—	$2,277	$1,056
Cumulative preferred dividends, undeclared and unpaid	$554	$535	$389

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	restructuring and other transition expenses;

•	severance costs;

•	proxy contest-related expenses;

•	non-recurring costs associated with the COVID-19 pandemic;

•	net gains and losses from sales of assets;

•	non-cash pension settlements and postretirement benefits curtailment; and

•	acquisition, integration and strategic costs.

“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.

Restructuring and other transition expenses are expenses that are directly attributable to (i) employee retention and separation benefits, pension withdrawal expense, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services, and travel.
For purposes of calculating EBITDA and EBITDA Margin and Adjusted EBITDA and Adjusted EBITDA Margin, we have excluded the impact of interest expense resulting from the adoption of ASU 2017-07, non-cash pretax pension and postretirement benefits resulting from the amendment and termination of the Farmer Bros. pension and postretirement benefits plans and severance because these items are not reflective of our ongoing operating results.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net (loss) income to EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2020	2019	2018	2020	2019
Net loss, as reported	$(37,087)	$(73,595)	$(18,280)	$(9,718)	$(8,760)
Income tax (benefit) expense	(195)	40,111	17,312	1,027	962
Interest expense(1)	5,590	6,036	3,177	1,523	1,471
Depreciation and amortization expense	29,896	31,065	30,464	7,352	7,835
EBITDA	$(1,796)	$3,617	$32,673	$184	$1,508
EBITDA Margin	(0.4)%	0.6%	5.4%	0.2%	1.1%
____________

(1)	Excludes interest expense related to pension plans and postretirement benefits.
Set forth below is a reconciliation of reported net (loss) income to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2020	2019	2018	2020	2019
Net loss, as reported	$(37,087)	$(73,595)	$(18,280)	$(9,718)	$(8,760)
Income tax (benefit) expense	(195)	40,111	17,312	1,027	962
Interest expense(1)	5,590	6,036	3,177	1,523	1,471
Income from short-term investments	—	—	(19)	—	—
Depreciation and amortization expense	29,896	31,065	30,464	7,352	7,835
ESOP and share-based compensation expense	4,329	3,723	3,822	1,132	628
Restructuring and other transition expenses(2)	—	4,733	662	—	33
Strategic initiatives	523	—	—	523	—
Net (gains) losses from sales of assets	(25,237)	465	(966)	(1,863)	(506)
Impairment of goodwill and intangible assets	42,030	—	3,820	—	—
Non-recurring costs associated with the COVID-19 pandemic	362	—	—	233	—
Postretirement benefits gains curtailment and pension settlement charge	(5,760)	10,948	—	—	—
Proxy contest-related expenses	463	—	—	—	—
Acquisition and integration costs	—	6,123	7,570	—	1
Severance	3,828	2,273	—	504	2,273
Adjusted EBITDA (3)	$18,742	$31,882	$47,562	$713	$3,937
Adjusted EBITDA Margin	3.7%	5.3%	7.8%	0.9%	2.8%
________

(1)	Excludes interest expense related to pension plans and postretirement benefits.

(2)
Fiscal year ended June 30, 2019, includes $3.4 million, including interest, assessed by the WC Pension Trust representing the Company’s share of the WCTPP unfunded benefits due to the Company’s partial withdrawal from the WCTPP as a result of employment actions taken by the Company in 2016 in connection with the Corporate Relocation Plan, net of payments of $0.8 million.

(3)
Adjusted EBITDA for fiscal 2020 includes $7.2 million of higher amortized gains resulting from the curtailment of the postretirement medical plan in March 2020. These higher gains will continue until the plan sunset on January 1, 2021. See Note 13, Employee Benefit Plans, of the Notes to Consolidated Financial Statements included in our year ended June 30, 2020, Annual Report on Form 10‑K.

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449